May 8, 2014

June Felix

Dear June,

VeriFone, Inc. ("VeriFone" or the "Company") is pleased to offer you the exempt position of President, VeriFone Europe, reporting directly to Paul Galant, CEO with a projected start date of May 26, 2014. Your duties will consist of overseeing European profits and losses; driving European revenue and profit growth; delivering the target sales and profits for Europe across all of the Company's capabilities (including but not limited to its terminal business, its payments as a service and the commerce enablement services); working with clients, partners, governments, the press, and other key stakeholders and influencers to enhance VeriFone's reputation. In addition you will be managing and coordinating European global teams (including hiring, firing, and reorganization) to implement growth plans; strategic decision-making; and participate in board meetings. The offer set forth in this letter (the "Assignment Letter") will expire if it has not been accepted by you on or before May 13, 2014. VeriFone may withdraw the offer set forth in this letter at any time prior to your acceptance for any reason. All figures herein are in USD unless otherwise noted.
You will be based in VeriFone's UK office with a starting annual salary of $400,000.00 (the "Base Salary"). Your Base Salary will be reviewed annually for an increase based on your performance and other relevant factors, but shall not be reduced below $400,000.00 per year. You will also be eligible for a target bonus of $400,000.00 per annum based (the "Annual Bonus") on the achievement of certain company-wide corporate financial performance objectives and your individual scorecard objectives, as set by the VeriFone Board of Directors and the VeriFone CEO, all per the terms of the VeriFone Variable Incentive Plan ("VIP Plan"). The bonus payout may be further adjusted by the VeriFone Board of Directors and the VeriFone CEO to be from 80% to 120% of actual target achievement based upon your personal performance, including but not limited to your leadership, succession planning and team development for the measurement period. The bonus target is prorated for any partial fiscal year that you are employed with us (e.g. for fiscal 2014) and you will not be eligible for any bonus payment if you are not employed by VeriFone (except as may otherwise be provided for in VeriFone's Executive Severance Policy) at the end of the relevant period for such bonus payment. Further VIP Plan information will be separately provided. Further, you will receive a payment of $150,000.00 (the "Sign-on Bonus") payable within ten (10) business days after your initial employment commencement date. If VeriFone terminates your employment for Cause or you resign without Good Reason (in each case, as defined in VeriFone's Executive Severance Policy) within one (1) year of the execution of this Assignment Letter, you will return to VeriFone the Sign-on Bonus within one (1) year of such termination.

In addition, you will receive initial restricted stock units grant (the "RSU Grant") with a value of $1,000,000.00. The actual number of RSUs will be confirmed on the grant date and will be calculated based on dividing the above grant date value by the per RSU award value applicable on the grant date (pursuant to VeriFone's standard award grant and valuation policies). ½ of the grant will time vest pursuant to VeriFone's standard four-year time vesting schedule (which provides for 25% cliff vest on the first anniversary of the grant date and 1/16 each quarter thereafter). The other ½ of the grant will cliff vest on the third anniversary of the grant date and will have a payout ranging from 0% to 200% of target, based on the level of achievement of the Company's total shareholder return ("TSR") relative to the companies in the S&P North America Technology Index over a 3-year performance period from the date of grant, with the TSR calculated on a stack-ranked basis using a 60-trading day average immediately preceding the beginning and end of the performance period. You will also be eligible for additional annual refresh equity awards, which are at the sole discretion of the Compensation Committee and the Board, and are not guaranteed in any manner. All vesting is subject to your continual employment by VeriFone on the applicable equity award vesting date. The awards will be subject to the terms and conditions of the applicable VeriFone stock plan and VeriFone award grant agreements under which the awards are granted. In addition to your initial RSU grant, you will be eligible to be considered (but such grants are not guaranteed in any manner) for additional annual equity grants targeted at $500,000.00 per year, based upon your annual performance, the Company's financial performance and in accordance with the Company's general compensation policy for its executive team.

While you are based internationally for VeriFone, you will receive the international relocation package detailed in exhibit A hereto. In addition to your salary, you and your qualified dependents will be eligible to receive customary employee benefits that VeriFone provides to employees in comparable positions as the position being offered to you. Most of these benefits take effect on your first day of employment with VeriFone.

VeriFone desires to attract and retain individuals who meet our high standards of performance and conduct. However, VeriFone cannot guarantee that you will be employed for any specific length of time. Except as provided herein, your employment will be at will, and may be terminated at any time by either you or VeriFone. Notwithstanding the above and, given the nature of your expatriate assignment, VeriFone shall provide you with ninety (90) days written notice before it terminates your employment without Cause (as defined under VeriFone's Executive Severance Policy) before the end of the three (3) year assignment period. We will work closely with you to ensure that you understand our performance and productivity expectations. Please note that VeriFone may modify the terms, conditions, duties,

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

compensation, and benefits associated with your employment at any time and in its sole discretion; provided that such modifications as a whole do not result in employment terms that are adverse from what is provided herein.

As a VeriFone employee, you will be expected to abide by VeriFone's policies and procedures which are posted on our internal company website. Acceptance of employment with VeriFone will indicate your agreement to be bound by all terms of VeriFone's policies and procedures. In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race, or other discrimination or harassment), you and VeriFone agree that all such disputes and claims shall be fully, finally, and exclusively resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in Santa Clara County, California. You and the VeriFone each expressly waive their respective rights to have such disputes tried by a court or jury. The arbitration will be conducted by a panel of three (3) arbitrators appointed by the AAA in accordance with its then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

In your work for VeriFone, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry, which is otherwise legally in the public domain, or which is otherwise provided or developed by VeriFone. You agree that you will not bring onto VeriFone's premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to VeriFone any contract you have signed that may restrict your activities on behalf of VeriFone.

As a condition of employment, you must also comply with the enclosed Patent and Confidential Information Agreement, which prohibits unauthorized use or disclosure of VeriFone proprietary information. Please sign and return this document along with the signed offer letter.

The offer set forth in this letter is contingent upon: (1) successful completion of a VeriFone mandatory background investigation, which includes a criminal history and identity check; and (2) your submission to VeriFone, within three (3) working days after your start date listed below (or other date on which your employment begins) of a correctly completed USCIS Form I-9 together with the required accompanying documents establishing your identity and employment authorization.

Please indicate your acknowledgement and acceptance of the offer set forth in this letter by signing, dating, and including your anticipated start date in the spaces below and returning a signed copy of this offer letter, together with a signed copy of the enclosed Patent and Confidential Information Agreement, to me no later than 5:00pm Pacific time on May 13, 2014.

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

June, we look forward to having you as a member of the VeriFone team and to developing a mutually beneficial working relationship. If you have any questions, please feel free to contact me at 408-232-7222.

Sincerely,

/s/ Albert Liu

Albert Liu
EVP Corp Dev & General Counsel
VeriFone, Inc.

Acknowledged and Accepted by:

/s/ June Felix	5/9/2014
June Felix	Date

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

Exhibit A- International Assignment Terms

While you are on assignment to the VeriFone UK office, the following principal terms and conditions of your international assignment shall apply:

EMPLOYMENT TERMS WHILE ON ASSIGNMENT

Position
President, VeriFone Europe

Start Date
May 26, 2014 in the US, with relocation to UK when work visa is received

Family Members
Three (3)

Employment Status
You will remain an employee of VeriFone, Inc. You will be designated international assignee status and will be noted and paid through VeriFone's UK subsidiary.

Duration of Assignment
Expatriate assignments are temporary in nature. The length of this assignment is expected to be initially 36 months. At the end of the third year, a review process will take place to determine if there is a need to extend the assignment for a longer duration.

Compensation
Your base salary and annual variable compensation are as described in your offer letter. The amount will be paid from the UK payroll with applicable withholdings and deductions.

Health/Welfare Benefits
You and your eligible family members will continue to receive coverage through the standard VeriFone US health & welfare benefit programs. In addition, coverage for you and your eligible dependents will also be provided through the UK Private Health Care Plan.

Housing and Utilities Allowance
You will receive monthly allowance of GBP £10,000 to assist with housing and utilities expenses.

Travel Expenses
Your duties will require you to travel while on assignment. The Company will directly pay for all necessary travel expenses in accordance with the Company's employee travel policy.

Car Rental/Transportation Stipend
VeriFone will directly pay for the lease of an automobile of a similar nature as provided to its other general managers in Europe, or alternatively provide suitable and comparable alternative transportation.

Income Tax Preparation and Tax Equalization
VeriFone will designate an external tax consultant to assist in the preparation and processing of your UK and US tax returns at VeriFone's expense. VeriFone will continue to provide such tax preparation assistance during the year of your repatriation, and any year following your repatriation for any residual assignment-related taxable income you continue to realize. In the event that penalties and/or interest charges are imposed because of your direct non-compliance with UK and US tax laws, you will be responsible for the charges, unless VeriFone can confirm that you have made bona fide efforts to have your returns filed on time. However, VeriFone will reimburse you for any fines that you may suffer as a result of any failure by VeriFone to meet its own tax reporting and/or withholding obligations in the UK or the US with regard to your compensation.

Work Schedule/Holidays
Your normal work week will be observed in accordance with local customs. You will be paid for UK national holidays.

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

Visa
VeriFone will assist you in meeting the necessary requirements for employment and/or residence permits as required for this assignment for you and your spouse, and VeriFone will provide you with immigration counsel. VeriFone will reimburse the costs of obtaining legal documents by way of the standard expense report process.

In order that VeriFone may appropriately file and/or report employer taxes and liability, you agree also (i) to comply with reporting requirements, including without limitation periodic reporting of days spent in the U.K.; (ii) to report to us the possibility that the number of days spent in the U.K. may exceed 183 days in any twelve month period (including time spent in the U.K. outside of this assignment); (iii) to timely file tax forms relevant to determination of residency; and (iv) to maintain appropriate records relevant to the determination of residency with the assistance of immigration and tax advisors.

House Hunting
Before your assignment begins, the Company will directly pay for the services of a relocation services agency to help you find suitable housing in London. Additionally, the Company will directly pay for one (1) round-trip business class flights to London for you and your family to locate suitable housing.

Relocation
VeriFone will pay for the cost of business class airfare for you and your family, using the most direct route to London from New York City, upon initiation of this assignment. Please work with the company's travel management company to coordinate reservations.

Shipment and Storage of Household Goods
Before your assignment begins, VeriFone will directly pay for the cost of shipment, insurance and temporary storage (up to 30 days) of household goods, with the following maximums: 500 lbs. of air shipment and a 40-foot container surface shipment (VeriFone only provides one-time shipment of your household goods). VeriFone will not pay for the shipment of unusual or high value items requiring special handling or insurance (e.g. pool tables, paintings, etc).

REPATRIATION

Reassignment: Upon completion of the assignment (or your termination without Cause or resignation with Good Reason, in each case as such terms are defined in the Company's executive severance policy), you will be repatriated to the United States (or to another VeriFone assignment location). VeriFone will provide you and your family business class airfare via direct route to the location of your next assignment, plus shipment of your household goods (as detailed below). No repatriation expenses will be paid if you choose to remain in the UK or do not accept assignment to another VeriFone location.

Shipment and Storage of Household Goods
Upon completion of your assignment (or your termination without Cause or resignation with Good Reason, in each case as such terms are defined in the Company's executive severance policy), VeriFone will directly pay for the cost of shipment, insurance and temporary storage (up to 30 days) of household goods, with the following maximums: 500 lbs. of air shipment and a 40-foot container surface shipment (VeriFone only provides one-time shipment of your household goods). VeriFone will not pay for the shipment of unusual or high value items requiring special handling or insurance unless discussed and agreed to in advance (e.g. pool tables, paintings, etc).

Repatriation Allowance
VeriFone will provide you a one-time repatriation allowance of USD$20,000 to cover miscellaneous moving expenses.

Conflict of Interest
It is understood that you will not engage in any employment or business enterprise that would in any way conflict with your assignment and the interests of VeriFone. You agree to comply with all applicable UK laws, and refrain from political activity.

Termination
If your international assignment is ended prematurely, the following terms and conditions apply:
Resignation / Voluntary Termination without Good Reason
In the event that you should resign without Good Reason (as such term is defined under the Company's executive severance policy) or voluntarily terminate your employment with VeriFone, in each case on or before the first anniversary of your start

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com

date, you shall reimburse VeriFone on a pro rated basis (pro rated for the period of the first year of employment that you did not complete) for the actual total out of pocket cost that VeriFone has paid to relocate you to the UK for your assignment.

In the event of your resignation without Good Reason (as defined under the Company's executive severance policy), VeriFone will not be responsible for relocating you back to the United States. You will be personally responsible for any tax obligations and filing requirements in both the United States and UK beyond your termination date and all assignment benefits will cease effective with your voluntary resignation date. VeriFone will not assume any housing lease or other obligations in the UK as a result of your resignation or voluntary termination without Good Reason.

Involuntary Termination – Without Cause or Resignation With Good Reason
In the event that VeriFone terminates your employment without Cause or you resign with Good Reason (as such terms are defined under the Company's executive severance policy) during the assignment, then in addition to the separation benefits provided by the executive severance policy, VeriFone will cover the cost of return business class airfare for you and your family to your home location via a direct route, provided that such return occurs no later than sixty (60) days from your termination date. VeriFone will cover return shipment of your household goods according to the same weight/dimensions indicated in the shipment provision above. VeriFone will also assume any reasonable housing lease obligations in the UK. Except as provided otherwise herein, all other allowances and benefits will cease as of the date of your termination.

Involuntary Termination – With Cause
Should VeriFone terminate your employment for Cause (as such term is defined under the company's executive severance policy) during the assignment, all allowances and benefits will cease upon your termination. VeriFone reserves the right not to cover costs associated with your return to your home location, including but not limited to, transportation and household goods relocation back to the United States (or any other location) and tax obligations and tax filing assistance.

VeriFone, Inc. | 2099 Gateway Place, Suite 600 | San Jose, CA 95110 | USA
(t) 408-232-7800 | (f) 408-232-7811 | www.verifone.com